Exhibit 99.1

GROM SOCIAL ENTERPRISES, INC. TO ACQUIRE FAMILY-FRIENDLY

CONTENT CREATOR CURIOSITY INK MEDIA

Nickelodeon Veterans Russell Hicks and Paul Ward Join Grom in Key Leadership Roles

BOCA RATON, April 7, 2021 -- Grom Social Enterprises, Inc. (OTCQB: GRMM) (“Grom” or the Company”), today announced it has entered into a binding letter of intent to acquire kids and family entertainment company, Curiosity Ink Media, LLC (“Curiosity”) – a producer and developer of original kid-friendly content – to complement the Company’s existing offerings of brand-safe social media for kids, animation production and web filtering for schools, government agencies and private businesses. Additionally, Grom appointed two former Nickelodeon executives – Curiosity’s President Russell Hicks and Paul Ward -- to lead the Company’s animation, social media and educational divisions. An emerging platform and content provider of entertainment for kids under 13 years old, the Company’s subsidiary, Grom Social, Inc. (“Grom Social”), provides a secure social media venue for kids that is monitored around the clock and invites parents and guardians to play an active role in a child’s social media activities. The announcements were made by Darren Marks, Grom’s Chairman and Chief Executive Officer.

The Company believes that the addition of Curiosity would enable Grom to explore original programming, including serving as an original content pipeline for Subscription Video On Demand (SVOD) services and others looking to fortify their content offerings with kid and family-friendly programming. Additionally, the Company anticipates that the acquisition would unlock the potential for Grom to create cross-platform synergies whereby Curiosity’s content can debut on Grom Social, gain user feedback and help inform series development.

“We expect that the acquisition of Curiosity will strengthen our foothold in original content production and allow us to explore synergies across our animation, social media and educational services while fortifying our mission to serve kids and families in a variety of ways,” said Marks. “We believe the arrival of Russell and Paul to drive Grom’s portfolio, along with the addition of Curiosity Ink Media, will be a watershed moment for us. We are energized and elated by the possible opportunities the addition of Russell, Paul and Curiosity Ink Media represent.”

As Chief Content Officer of Grom, Hicks will continue to oversee Curiosity Ink Media’s original film, television and publishing projects, in addition to his new role as President of Grom’s subsidiary, Top Draw Animation, Inc. {“Top Draw”). Top Draw boasts a 22-year history as an animation producer of several series including Tom & Jerry, The Hollow, Monster Beach and Penn Zero, among others.  Hicks will join Top Draw’s Chief Executive Officer and founder, Wayne Dearing, and the studio’s Executive Senior Vice President, Stella Dearing, in combining original animation with the company’s legacy role as a producer of animated content.

Ward will assume two roles for Grom. In the newly-created position of President of Grom Social, Ward is charged with building on the success of Grom’s emerging COPPA-compliant social media platform, which is designed to engage kids while educating users about the importance of Internet safety. As Executive Vice President, Social Enterprises, Ward will spearhead the evolution of the Company’s subsidiary, Grom Educational Services, Inc., a provider of web-filtering services used in education, government and private businesses.

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The Company anticipates that, together, Hicks and Ward will identify and champion synergistic opportunities across Grom’s portfolio. Both veterans of kids’ and family entertainment, Hicks and Ward served as executives with Nickelodeon and Nick at Nite during the combined network’s historic, uninterrupted 13-year run as the number one network in ad-supported cable television.

Prior to the formation of Curiosity, Hicks was President of Production and Development at Nickelodeon, where he was instrumental in cultivating several blockbuster hits including SpongeBob SquarePants, Henry Danger, The Loud House and the revival of the Teenage Mutant Ninja Turtles. Earlier in his career, while an executive at Warner Bros., Hicks played major roles in the development of Teddy Ruxpin and the revival of the time-tested and beloved animated series, Scooby-Doo.

Ward, whose 23-year tenure with Viacom was capped by his role as Nickelodeon Kids’ & Family Group’s Executive Vice President of Primetime, Acquisitions and Strategy, where he led Nick at Nite’s foray into original programming and was instrumental in securing top series including Friends, George Lopez and The Nanny to round out the company’s roster of hit programming. As a member of the TV Land Executive Team, he was instrumental in championing numerous attention-grabbing promotions including the TV Land Landmarks initiative, which placed bronze statues of iconic TV characters in cities that served as their backdrops including a Mary Tyler Moore statue in Minneapolis and one of Andy Griffith in Raleigh, NC, among others. Ward also helped develop the Nick at Nite & TV Land Family Table, a multi-year pro-social campaign designed to promote the social and academic benefits of families who take time to sit down and eat together, an initiative he undertook with Columbia University’s CASA (Center on Addiction and Substance Abuse).

About Curiosity Ink Media, LLC

Curiosity Ink Media is a global media company that develops, acquires, builds, grows and maximizes the short, mid & long-term commercial potential of Kids & Family entertainment properties and associated business opportunities. Driven by a highly experienced leadership team, Curiosity Ink Media is committed to establishing a multi-faceted I.P. library, designed to amass ongoing value through strategic stewardship, partnerships and highly targeted market entry.

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. is a growing social media platform and original content provider of entertainment for children under 13 years of age, which provides safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has several operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children, let them interact with friends, access relevant news, and play proprietary games while teaching them about being good digital citizens. The Company owns and operates Top Draw Animation,, which produces award-winning animation content for some of the largest international media companies in the world. Grom also includes Grom Educational Services, which has provided web filtering services for K-12 schools, government and private businesses. For more information, please visit.gromsocial.com.

Forward-Looking Statements

This press release contains statements, which may constitute “forward-looking statements.”. Those statements include statements regarding the intent, belief, or current expectations of Grom and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.gromsocial.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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